UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Fortress Transportation and Infrastructure Investors LLC
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	32-0434238 (IRS Employer Identification No.)

1345 Avenue of the Americas, 45th Floor New York, New York (Address of principal executive offices)	10105 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Fixed‐to‐Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares, par value $0.01 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-216247

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.
The securities to be registered hereunder are 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares, par value $0.01 per share, representing limited liability company interests in Fortress Transportation and Infrastructure Investors LLC, with a liquidation preference of $25.00 per share (the “Series B Preferred Shares”). The descriptions of the terms of the Series B Preferred Shares set forth under the heading “Description of the Series B Preferred Shares” in Fortress Transportation and Infrastructure Investors LLC’s (the “Company”) Prospectus Supplement, dated November 22, 2019, and under the heading “Description of Shares” in the accompanying prospectus that constitutes a part of the Company’s Shelf Registration Statement on Form S-3ASR (File No. 333-216247) filed under the Securities Act of 1933, as amended, are incorporated herein by reference.

Item 2.	Exhibits.

3.1
Certificate of Formation of Fortress Transportation and Infrastructure Investors LLC, dated as of February 13, 2014 (incorporated by reference to Exhibit 3.1 of Amendment No. 4 to the Company’s Registration Statement on Form S-1, filed on April 30, 2015)

3.2	Third Amended and Restated Limited Liability Company Agreement of Fortress Transportation and Infrastructure Investors LLC, dated as of November 27, 2019

3.3	Share Designation with respect to the 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares, dated as of November 27, 2019 (included as part of Exhibit 3.2)

4.1
Form of certificate representing the 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares of Fortress Transportation and Infrastructure Investors LLC (included as part of Exhibit 3.2)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 27, 2019

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

By:	/s/ Scott Christopher
Scott Christopher
Chief Financial Officer